Exhibit 23.3
April 16, 2007
Mr. Stephen C. Hathaway
Chief Financial Officer
TomoTherapy Incorporated
1240 Deming Way
Madison, WI 53717

Subject:	Written Consent to Reference Virchow Krause Valuation, LLC Valuation in S-1 Filing of TomoTherapy Incorporated
Dear Mr. Hathaway:
We hereby consent to the reference to our firm under the captions “Experts” and “Managements Discussion and Analysis Results of Operations and Financial Condition—Critical Accounting Policies—Share-Based Compensation” in the registration statement on Form S-1 of Tomotherapy Incorporated for the registration of shares of its common stock and any amendment thereto (the “Registration Statement”). In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
Virchow Krause Valuation, LLC